EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces First Quarter 2016 Earnings

LAREDO, Texas - (BUSINESS WIRE) - May 9, 2016—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported first quarter net income for 2016 of $33.0 million, or $.50 diluted and basic earnings per common share, as compared to $35.9 million, or $.54 diluted and basic earnings per share for the corresponding period in 2015.  The change in net income represents an 8.1 percent decrease in net income available to common shareholders, and a decrease of 7.4 percent in diluted earnings per share over the corresponding period in 2015.

Net income for the three months ended March 31, 2016 was positively impacted by the sale of two investments by a merchant banking entity in which the Company holds a majority interest.  Net income for the three months ended March 31, 2016 was negatively impacted by an increase in the provision for probable loan losses during the period as a result of an increase in the portion of the allowance for probable loan losses calculated based on actual historical loss experience in the commercial loan category of the Company’s loan portfolio and losses charged to the allowance for probable loan losses attributable to further deterioration of a previously identified loan relationship.

“I’m very pleased with the Company’s continued earnings success in 2016.  The Company remains committed to achieving superior earnings, despite the continued regulatory challenges facing the industry, including the continued difficult economic environment across the United States and overseas.  The Company continues to maintain strong liquidity, focused expense control, sound credit underwriting standards and a healthy investment strategy.  We continue to achieve earnings that exceed the majority of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council, and are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at March 31, 2016 were $11.9 billion compared to $11.8 billion at December 31, 2015.  Total net loans were $5.9 billion at March 31, 2016 and at December 31, 2015.  Deposits were $8.6 billion at March 31, 2016 and $8.5 billion at December 31, 2015.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 206 facilities and more than 315 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml